October 24rd, 2024

Dietmar Dold

Berbiceweg 10

CH-8212 Neuhausen am Rheinfall

RE: Executive Offer for Chief Operating Officer Position

Dear Dietmar:

With great pleasure, we'd like to officially offer you the Chief Operating Officer (COO) of DIH Group (including DIH Holding US and all operating entities that are and to be consolidated under DIH Holding), as well as acting as Site Leader for employees at Hocoma Medical GmbH and Hocoma AG.

In this senior executive leadership position, you'll be a member of Corporate Executive Board (CEB), and reporting to the CEO & Chairman, with initial roles & responsibilities that defined in #1. This offer also outlines the terms and conditions of your employment, which we believe reflect a rewarding partnership.

1.
Role and Responsibilities

As COO, with overall responsibility to define, lead, and execute group-wide operating strategy aligning to our Corporate Strategy and enable sustainable growth of our businesses, you are expected, not limited, to lead the following key operational initiatives:

•
Optimizing the Order to Fulfilment to Cash process through lean flow integration across value chains to enhance efficiency and product quality.
•
Developing and executing global operational strategies, including transitioning to Order to Pull Manufacturing to improve responsiveness and reduce waste.
•
Leading global operational Initiatives, with a focus on continuous improvement of key KPls, such as productivity, cost efficiency, and process outcomes.
•
Building and managing a world-class operations team, fostering a culture of high performance and innovation within DIH's global organization.
•
Overseeing strategic manufacturing and sourcing initiatives, such as lean manufacturing, quality assurance, and regulatory compliance.
•
Ensuring alignment between global operations and DIH's overall business objectives, working closely with the CEO and executive leadership team.

As Site Leader, you're expected to provide leadership supports to all functions & employees of Hocoma Medical GmbH and Hocoma AG; and collaborate with other Officers of the Group to establish One Global Company culture to achieve Site related objectives & initiatives. You are expected to take on this Site Leader role from Patrick Bruno on 1 January 2025, details to be worked out as part of transition with Patrick.

2.
Start Date

Your start date is expected to be November 1,2024.

3.
Compensation and Benefits

Your annual compensation includes:

•
Base Cash Salary: A fixed annual salary of 330,000.00 CHF, paid according to DIH's payroll schedule in Switzerland.
•
Annual Cash Bonus: You will be eligible for an annual cash performance-based bonus, targeted at 50%

of your base salary, with pay-out subject to individual and company performance that will be defined & agreed as part of the Group's Annual Goals & Performance process.

•
Equity/Stock Option Grants: As part of the executive leadership team, you will be eligible to participate in the company's equity programs that are reviewed and approved by the Board periodically. As a starter, you may expect to be granted 60,000 RSU that vest 12 months after issuance, with execution details subject to the Board approval.

4.
Benefits Package

As part of the DIH executive team, you will receive a comprehensive benefits package that includes:

•
Health insurance and retirement benefits in line with Swiss employment law and DIH's executive benefits policy.
•
Paid time off: 37 days of vacation per year, along with public holidays recognized in Switzerland.
•
Executive benefits, including participation in DIH's long-term incentive plans.

5.
Employment Status and Location

Your primary place of work will be based in Volketswil, Switzerland with the expectation of travel as needed to DIH's operations globally, particularly to locations in Europe and the US.

6.
Confidentiality

As COO, you will be entrusted with highly confidential information regarding DIH's operations. Therefore, you will be required to sign the attached Confidentiality Agreement as a condition of your employment.

7.
Termination without Cause

The first three (3) months from the start of the contract are deemed to be a probationary period during which the employment relationship may be terminated at any time by either party with a written notice period of seven (7) days. At the end of the probationary period, the employment relationship may be terminated on both sides with a six (6) month written notice period that takes effect at the end of the month.

8.
Severance

There is no entitlement to a severance payment with observance of Notice Period.

9.
Acceptance

While this offer is contingent upon the successful completion of reference checks and a background check that we expect to receive from you, please confirm your acceptance of this offer by signing and returning this letter by October 25th,2024. We are excited about the immense value you will bring to DIH and look forward to a successful partnership as we embark on our growth journey together.

If you have any questions regarding the terms of this offer, please feel free to contact me directly at jason.chen@dih.com or Ying at ying.zhang@dih.com.

We believe that your leadership will play a key role in transforming DIH into a global leader in rehabilitation technologies, delivering significant value to our customers, patients, and stakeholders.

Warm regards,

/S/ Jason Chen

Jason Chen

Chief Executive Officer DIH Group

Acknowledgment and Acceptance

I, Dietmar Dold, accept the terms and conditions outlined in this offer letter for the position of Chief Operating Officer at DIH Group.

Signature /s/ Dietmar Dold

Dietmar Dold

Date: October 24, 2024